                                                                 EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT

The Board of Directors
RFS, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of Equity Inns, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of RFS, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended, which report is included in the 1997 annual report on Form 10-K of RFS Hotel Investors, Inc. and to the reference to our firm under the heading of "Experts" in the Prospectus Supplement.


                                              KPMG Peat Marwick LLP


Memphis, Tennessee
June 12, 1998



                                      -6-